Exhibit 2.2

                    AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

                  This Amendment No. 1 to Acquisition Agreement (this "Amendment") is made and entered into August 12, 2004, by and between Scores Holding Company, Inc., a Utah corporation with its principal place of business at 533-535 West 27th Street, New York, NY 10001 ("SCORES"), Go West Entertainment, Inc, a New York corporation with its principal place of business at 533-535 West 27th Street, New York, NY 10001 ("Go West") and the SCORES shareholders listed on Exhibit A attached hereto and made a part hereof (singly and collectively referred to herein as the "Shareholders") Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Acquisition Agreement

                              W I T N E S S E T H:

                  WHEREAS, the parties hereto are parties to that certain Acquisition Agreement dated as of March 31, 2003 (the "Escrow Agreement") and desire to amend certain terms thereof as provided for herein.

                  NOW, THEREFORE, in consideration of these premises, the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as:

         1. Article I of the Acquisition Agreement is hereby amended to read in their entirety as follows:

         "Subject to the conditions hereinafter set forth, SCORES hereby agrees to transfer and deliver the Go West Shares to the Shareholders, and the Shareholders agree to transfer and deliver the SCORES Shares to SCORES. The Go West Shares shall be delivered equally to the Shareholders, unless they agree otherwise. The SCORES Shares shall be held in treasury or cancelled as determined by the Board of Directors of SCORES.

         As additional consideration for the Shareholders entering into this Agreement, agreeing to the Share Exchange, and assuming all of the risks and liabilities inherent in owning all of the outstanding capital stock of Go West, SCORES agrees that, for a period from the date hereof to when 99% of the principal of the debentures issued to HEM Mutual Assurance LLC pursuant to a Convertible Debenture Purchase Agreement between SCORES and HEM Mutual Assurance LLC are converted into common stock of SCORES (the "Restriction Period"), in the event any additional shares of the common stock or any other common stock equivalent of SCORES are issued to any other entity or individual other than to the Shareholders or their nominees, whether or not for value, services or on exercise, conversion or redemption of any outstanding options, warrants, convertible debt, convertible securities or other contractual obligations or commitments, then SCORES shall issue to the Shareholders or their nominees, that number of shares, without additional consideration, so that the number of shares that the shareholders or their nominees owns shall remain sixty three and 6/10 percent (63.6%) of the issued and outstanding common stock of SCORES (the "Antidilution Shares"), determined by disregarding any transfers made by the Shareholders during the Restriction Period. Unless otherwise agreed to by the Shareholders, the Antidilution Shares shall be allocated as follows: forty six percent (46%) to Richard Goldring; eight and 8/10 percent (8.8%) to Elliot Osher; and eight and 8/10 percent (8.8%) to William Osher. If SCORES does not simultaneously issue the Antidilution Shares to the Shareholders or their nominees upon issuance of any such securities to other parties, the Shareholders

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shall be deemed to own the corresponding Antidilution Shares without any further action by SCORES . SCORES acknowledges that this provision is a key component of the Shareholders agreement hereunder which cannot be reasonably compensated by damages and shall be subject to specific performance upon any action brought by the Shareholders. The Antidilution Shares, upon issuance, shall be fully paid, validly issued and non-assessable."

         2. This Amendment may be executed by facsimile and in counterparts, each of which shall constitute an original and together shall constitute one and the same document.

         3. Except as expressly amended hereby, all provisions of the Acquisition Agreement shall remain in full force and effect.


                      [Signature Page Immediately Follows]


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Amendment as of the date first written above.



SCORES HOLDING COMPANY, INC.

By:     /s/ Richard Goldring
        -----------------------------
Name:   Richard Goldring
Title:  President



GO WEST ENTERTAINMENT, INC.

By:     /s/ Richard Goldring
        -----------------------------
Name:   Richard Goldring
Title:  President



THE SHAREHOLDERS:

        /s/ Richard Goldring
        -----------------------------
Name:   Richard Goldring



        /s/ Elliot Osher
        -----------------------------
Name:   Elliot Osher



        /s/ William Osher
        -----------------------------
Name:   William Osher